Exhibit 99.77C


Lord Abbett Municipal Income Trust

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the following nine (9)
Directors:

      o E. Thayer Bigelow
      o William H.T. Bush
      o Robert B. Calhoun, Jr.
      o Robert S. Dow
      o Daria L. Foster
      o Julie A. Hill
      o Franklin W. Hobbs
      o Thomas J. Neff
      o James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                                  Votes                Votes            Votes
      Matter                      For                  Against          Withheld    Abstentions
      ------                      ---                  -------          --------    -----------

      E. Thayer Bigelow           125,163,893.924      928,701.498      --          --
      William H.T. Bush           125,240,278.771      852,316.651      --          --
      Robert B. Calhoun, Jr.      125,248,741.605      843,853.817      --          --
      Robert S. Dow               125,283,319.583      809,275.839      --          --
      Daria L. Foster             125,297,380.316      795,215.106      --          --
      Julie A. Hill               125,204,433.901      888,161.521      --          --
      Franklin W. Hobbs           125,273,201.030      819,394.392      --          --
      Thomas J. Neff              125,219,452.623      873,142.799      --          --
      James L.L. Tullis           125,259,309.722      833,285.700      --          --